EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $1.6 Million for the Second Quarter and $3.1 million for the First Half of 2013 and Increases Dividend to $.07

MCLEAN, Va., July 25, 2013 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended June 30, 2013 was $1.6 million and $3.1 million for the first half of 2013. That compares to $2.2 million and $4.1 million for the three and six months ended June 30, 2012. The second quarter of 2012 benefitted from a bargain purchase gain in conjunction with the HarVest acquisition which was partially offset by a writedown of other real estate owned ("OREO").

The Board of Directors declared a dividend of $.07 per share payable August 23, 2013 to shareholders of record on August 12, 2013. This was Southern National's seventh consecutive quarterly dividend and the fifth consecutive increase.

Overview

U.S. Treasury yields hit a cyclical low at the beginning of May 2013 with the 10 year U.S. Treasury yield hitting 1.6%. Since then it has risen over a percentage point to over 2.6%. That is a huge increase. It has resulted in a diminution in the fierce competition for refinancing loans which we wrote about last quarter, perhaps as a sense of reality began to pervade the market. Even so, we had payoffs of large loans of approximately $8.3 million during the quarter. However, that was offset this quarter by very strong loan closings of $36.0 million most of which closed near quarter-end.

Net Interest Income

Net interest income was $7.4 million in the quarter ended June 30, 2013 down from $7.8 million during the same period last year. The accretion of the discount on Greater Atlantic Bank's loans contributed $361 thousand to second quarter 2013 net interest income compared to $705 thousand during the second quarter of 2012. The accretion of the discount on HarVest's loans contributed $440 thousand in the second quarter of 2013 compared to $172 thousand during the second quarter of 2012. The cost of funds decreased from 1.16% for the quarter ended June 30, 2012, to 0.84% for the second quarter of 2013. Sonabank's net interest margin was 4.57% in the second quarter of 2013 compared to 5.07% during the comparable quarter last year and 4.94% during the first quarter of 2013.

Net interest income was $15.1 million during the six months ended June 30, 2013, compared to $15.5 million during the comparable period in the prior year. Approximately $805 thousand of the 2012 net interest income resulted from the recovery of discount recognized in purchase accounting during the first quarter of 2012 for two impaired loans acquired in the Greater Atlantic Bank acquisition following the receipt of payment from the borrowers. The total accretion of the discount on the Greater Atlantic Bank loan portfolio, including the aforementioned $805 thousand, amounted to $2.2 million in the first six months of 2012, compared to $808 thousand in the first half of 2013. The cost of funds decreased from 1.19% for the six months ended June 30, 2012, to 0.89% for the six months ended June 30, 2013. Sonabank's net interest margin was 4.76% in the first six months of 2013 compared to 5.32% during the same period last year.

Noninterest Income

During the second quarter of 2013 Sonabank had noninterest income of $448 thousand compared to noninterest income of $3.9 million during the second quarter of 2012. The decrease resulted primarily from the bargain purchase gain of $3.5 million from the HarVest transaction in the second quarter of 2012. In addition, there was an other than temporary impairment ("OTTI") of $235 thousand in one trust preferred security during the second quarter of 2012 compared to no OTTI charges during the second quarter of 2013. Income from bank owned life insurance ("BOLI") contributed $148 thousand during the second quarter of 2013 compared to $347 thousand the prior year quarter. The second quarter of 2012 was affected by a death benefit.

Noninterest income decreased from $4.9 million in the first six months of 2012 to $984 thousand in the first six months of 2013. The drivers of the decrease from the first half of 2012 were largely the same as the quarter except that during the first quarter of 2012 the bank sold the guaranteed portions of SBA loans and realized a $657 thousand gain.

Noninterest Expense

Noninterest expenses were $4.8 million and $9.7 million during the second quarter and the first half of 2013, respectively, compared to $7.2 million and $11.7 million during the same periods in 2012. Noninterest expenses for the second quarter of 2012 included the recognition of impairment in the values of five OREO properties in the Charlottesville market and one in the Culpeper market in the amount of $2.2 million. Also affecting the second quarter of 2012 were merger expenses relating to the HarVest transaction totaling $349 thousand, and other noninterest expenses related to the HarVest branches were $245 thousand. Occupancy and furniture and equipment expenses were $1.8 million during the first six months of 2013, compared to $1.6 million during 2012. Of this increase, $310 thousand resulted from operating five additional branches, four from the HarVest acquisition and one denovo. In addition, salaries and benefits expense has increased $627 thousand during the six months ended June 30, 2013, compared to 2012 due to the HarVest acquisition and other additional personnel. Full-time equivalent employees have increased from 137 at June 30, 2012, to 144 at June 30, 2013. Audit and accounting fees have decreased from $569 thousand during the six months ended June 30, 2012 to $251 thousand during the first six months of 2013. These fees were abnormally high in 2012 because of the restatement of 2010 and 2009 financial statements.

Loan Portfolio

The composition of Sonabank's loan portfolio consisted of the following at June 30, 2013 and December 31, 2012:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	June 30, 2013			December 31, 2012
Loans secured by real estate:
Commercial real estate - owner-occupied	$ 3,662	$ 93,837	$ 97,499	$ 4,143	$ 93,288	$ 97,431
Commercial real estate - non-owner-occupied	6,028	140,929	146,957	10,246	130,152	140,398
Secured by farmland	103	517	620	--	1,479	1,479
Construction and land loans	52	31,076	31,128	1,261	44,946	46,207
Residential 1-4 family	19,067	62,544	81,611	21,005	61,319	82,324
Multi- family residential	598	21,924	22,522	614	18,774	19,388
Home equity lines of credit	28,954	7,776	36,730	31,292	9,178	40,470
Total real estate loans	58,464	358,603	417,067	68,561	359,136	427,697

Commercial loans	1,261	105,752	107,013	2,672	99,081	101,753
Consumer loans	87	1,338	1,425	88	1,623	1,711
Gross loans	59,812	465,693	525,505	71,321	459,840	531,161

Less deferred fees on loans	7	(1,228)	(1,221)	7	(1,017)	(1,010)
Loans, net of deferred fees	$ 59,819	$ 464,465	$ 524,284	$ 71,328	$ 458,823	$ 530,151

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.

Loans, net of deferred fees, decreased $5.9 million from $530.2 million at the end of 2012 to $524.3 million at June 30, 2013, but increased $14.3 million from March 31, 2013. We had payoffs of large loans of approximately $8.3 million and $3.5 million in foreclosures during the quarter. However, that was offset this quarter by very strong loan closings of $36.0 million most of which closed near quarter-end.

Loan Loss Provision/Asset Quality

Non-covered OREO as of June 30, 2013 was $12.1 million compared to $13.2 million as of the end of the previous year. During the three months ended June 30, 2013 we had two foreclosures in the non-covered portfolio in the amount of $1.3 million and OREO sales of $617 thousand. For the six months ended June 30, 2013 we had four foreclosures in the non-covered portfolio totaling $1.6 million and OREO sales of $2.6 million. In the covered portfolio we had one foreclosure during the three months ended June 30, 2013 in the amount of $2.2 million and during the six months had two foreclosures totaling $4.0 million. In the second quarter of 2013, we sold the property foreclosed on in the first quarter of 2013 for $1.9 million which resulted in a small gain.

Non-covered nonaccrual loans were $4.6 million (excluding $1.6 million of loans fully covered by SBA guarantees) at June 30, 2013 compared to $5.0 million (excluding $2.6 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets decreased from 2.80% at the end of 2012 to 2.60% at June 30, 2013. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered loans at June 30, 2013 was 1.55%, compared to 1.52% at the end of 2012. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $85.4 million at June 30, 2013 and $86.4 million at December 31, 2012.

Investment activity during the first six months of 2013 was concentrated on municipal bonds (as it was in the fourth quarter of 2012) and to a lesser extent on callable agencies. The yields available on FNMA and FHLMC mortgage pass through securities where we have historically invested excess cash have been adversely affected by the Federal Reserve Board's third round of quantitative easing and its purchases of $40 billion a month in mortgage-backed securities. The yields on higher quality, bank qualified municipal bonds have been significantly higher on a taxable equivalent basis although they do entail some extension risk. We went into the strategy of investing in municipals with an overall asset sensitive balance sheet and are monitoring it to ensure we do not get outside our risk tolerance level. Through the end of the second quarter of 2013, we had assembled a portfolio of $13.0 million with a taxable equivalent yield of 3.02% and ratings as follows:

Rating		Amount
Service	Rating	(in thousands)
Moody's	Aaa	$ 505
Moody's	Aa2	3,208
Moody's	Aa3	724
Standard & Poor's	AAA	2,682
Standard & Poor's	AA	3,690
Standard & Poor's	AA-	2,237
		$ 13,046

As of June 30, 2013 we owned pooled trust preferred securities as follows:

										Previously
									% of Current	Recognized
									Defaults and	Cumulative
		Ratings						Estimated	Deferrals to	Other
	Tranche	When Purchased		Current Ratings				Fair	Total	Comprehensive
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value	Collateral	Loss (1)
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 6,777	$ 6,124	$ 4,097	24%	$ 281
MMCF III B	Senior Sub	A3	A-	Ba1	CC	421	413	255	30%	8
						7,198	6,537	4,352		$ 289

										Cumulative Other	Cumulative
										Comprehensive	OTTI Related to
Other Than Temporarily Impaired:										Loss (2)	Credit Loss (2)
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	515	520	44%	$ 626	$ 359
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,132	56	140	39%	783	1,293
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,039	--	103	29%	7	2,032
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,081	27	254	30%	363	691
ALESCO V C1	Mezzanine	A2	A	C	C	2,150	475	548	23%	1,014	661
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,210	30	152	35%	621	2,559
ALESCO XVI C	Mezzanine	A3	A-	C	C	2,136	119	576	16%	837	1,180
						14,248	1,222	2,293		$ 4,251	$ 8,775

Total						$ 21,446	$ 7,759	$ 6,645

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for potential impairment under Accounting Standards Codification Topic 325. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify the most reflective estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary.

The analyses resulted in no OTTI charges related to credit on the trust preferred securities during the second quarter of 2013, compared to OTTI charges related to credit on the trust preferred securities totaling $235 thousand for three months ended June 30, 2012. During the six months ended June 30, 2013 there were OTTI charges totaling $3 thousand, compared to $237 thousand during the same period last year.

Deposits

Total deposits were $545.6 million at June 30, 2013 compared to $551.0 million at December 31, 2012. Certificates of deposit increased $14.0 million during the six months. There was a decrease in money market accounts of $16.8 million during the six months ended June 30, 2013. Noninterest-bearing deposits were $45.3 million at June 30, 2013 and $49.6 million at December 31, 2012. Noninterest-bearing deposits were historically high at December 31, 2012, primarily because of large balances held by title companies.

Stockholders' Equity

Total stockholders' equity increased from $103.2 million at December 31, 2012 to $104.9 million at June 30, 2013 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 18.84% and 18.73% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of June 30, 2013.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $706.7 million at June 30, 2013. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and five branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick and Bethesda. In the first quarter of 2013, the former HarVest Bank branch in Bethesda was relocated to a far superior location on Wisconsin Avenue.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$ 28,545	$ 39,200
Investment securities-available for sale	2,034	2,391
Investment securities-held to maturity	83,354	84,051
Stock in Federal Reserve Bank and Federal Home Loan Bank	5,240	6,212
Loans receivable, net of unearned income	524,284	530,151
Allowance for loan losses	(7,296)	(7,066)
Net loans	516,988	523,085
Intangible assets	10,195	10,440
Bank premises and equipment, net	6,286	6,552
Bank-owned life insurance	18,079	17,782
FDIC indemnification asset	6,308	6,735
Other assets	29,695	27,364
Total assets	$ 706,724	$ 723,812

Liabilities and stockholders' equity
Demand deposits	$ 67,347	$ 72,418
Money market accounts	146,461	163,233
Savings accounts	12,148	9,618
Time deposits	319,682	305,708
Securities sold under agreements to repurchase and other short-term borrowings	20,530	33,411
Federal Home Loan Bank advances	30,250	30,250
Other liabilities	5,370	5,998
Total liabilities	601,788	620,636
Stockholders' equity	104,936	103,176
Total liabilities and stockholders' equity	$ 706,724	$ 723,812

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Interest and dividend income	$ 8,549	$ 9,361	$ 17,572	$ 18,435
Interest expense	1,175	1,528	2,428	2,962
Net interest income	7,374	7,833	15,144	15,473
Provision for loan losses	725	1,325	1,818	2,775
Net interest income after provision for loan losses	6,649	6,508	13,326	12,698
Account maintenance and deposit service fees	203	206	396	402
Income from bank-owned life insurance	148	347	297	500
Bargain purchase gain on acquisition	--	3,484	--	3,484
Gain on sale of loans	--	--	--	657
Net impairment losses recognized in earnings	--	(235)	(3)	(237)
Net gain (loss) on sale of available for sale securities	--	(13)	142	(13)
Gain on other assets	13	--	13	14
Other	84	81	139	121
Noninterest income	448	3,870	984	4,928
Employee compensation and benefits	2,176	1,970	4,422	3,795
Occupancy expenses	923	848	1,839	1,586
FDIC assessment	225	142	458	271
Change in FDIC indemnification asset	107	253	237	239
Loss on other real estate owned, net	62	2,201	118	2,386
Other expenses	1,305	1,749	2,675	3,384
Noninterest expense	4,798	7,163	9,749	11,661
Income before income taxes	2,299	3,215	4,561	5,965
Income tax expense	744	1,000	1,480	1,907
Net income	$ 1,555	$ 2,215	$ 3,081	$ 4,058

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Per Share Data :
Earnings per share - Basic	$ 0.13	$ 0.19	$ 0.27	$ 0.35
Earnings per share - Diluted	$ 0.13	$ 0.19	$ 0.27	$ 0.35
Book value per share			$ 9.05	$ 8.89
Tangible book value per share			$ 8.17	$ 7.95
Weighted average shares outstanding - Basic	11,590,212	11,590,212	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,634,525	11,594,033	11,623,422	11,592,747
Shares outstanding at end of period			11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.88%	1.30%	0.88%	1.26%
Return on average equity	5.95%	8.76%	5.96%	8.08%
Yield on earning assets	5.30%	6.07%	5.52%	6.33%
Yield on earning assets excluding discount accretion on loans acquired in GAB and HarVest acquisitions	4.80%	5.50%	5.01%	5.59%
Cost of funds	0.84%	1.16%	0.89%	1.19%
Cost of funds including non-interest bearing deposits	0.78%	1.07%	0.82%	1.10%
Net interest margin	4.57%	5.07%	4.76%	5.32%
Net interest margin excluding discount accretion on loans acquired in GAB and HarVest acquisitions	4.07%	4.51%	4.25%	4.57%
Efficiency ratio (1)	60.65%	59.99%	60.28%	56.90%
Net charge-offs (recoveries) to average loans	0.13%	0.28%	0.31%	0.46%
Amortization of intangibles	$ 123	$ 228	$ 246	$ 458

			As of
			June 30,	December 31,
			2013	2012

Stockholders' equity to total assets			14.85%	14.25%
Tier 1 risk-based captial ratio			18.84%	18.33%
Intangible assets:
Goodwill			$ 9,160	$ 9,160
Core deposit intangible			1,035	1,280
Total			$ 10,195	$ 10,440

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 6,275	$ 7,628
Loans past due 90 days and accruing interest			--	--
Other real estate owned			12,119	13,200
Total nonperforming assets			$ 18,394	$ 20,828
Allowance for loan losses to total non-covered loans			1.55%	1.52%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			2.60%	2.80%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $1.6 million and $2.6 million at June 30, 2013 and December 31, 2012, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com